CONFIDENTIAL

September 19, 2005

Mr. William L. Sutton
3576 Coosa Meadow Drive
Blairsville, Georgia

Dear Bill:

The Board of Directors, on behalf of Seasons Bank (“the Bank”) and Seasons Bancshares, Inc. (the "Company") (Bank and Company being referred to herein collectively as the "Employer"), is excited to offer you the opportunity to join our family. We look forward to working together to insure the safety and soundness of our bank and increase the value of the investment made by our shareholders. Should you accept the terms of this employment offering, this letter with your signature at the bottom (and the attached Non-Disclosure and Non-Solicitation Agreement), will constitute the entire agreement between you and the Employer.

1.	Your employment will begin on Monday, October 3, 2005.

2.
Your position will be Chief Executive Officer of Seasons Bank and Seasons Bancshares, Inc. The Board of Directors shall cause your election to the Boards of Directors of Seasons Bank and Seasons Bancshares, Inc. as soon as practicable following the date of your employment. You will report to the Chairman of the Board. Your direct reports will include, but not be limited to, the President and the Chief Financial Officer of the Bank.

3.
You will become familiar with all policies of the Bank as adopted by the Board and be responsible for observing and implementing those policies. As Chief Executive Officer you will perform those duties and responsibilities usually associated with such position including, but not limited to, long and short range planning, budgeting, asset and liability management, credit review, auditing, compliance, expense control, and the hiring and dismissal of employees, always subject to bank policy previously mentioned. Any hiring or dismissal of an Executive Officer will be done only with the agreement of the Board of Directors.

You will represent the Bank in our Trade Area (defined as Union, Fannin, and Towns counties in Georgia and Clay and Cherokee counties of North Carolina) and maintain friendly relations with customers and prospective customers.

You do recognize the imperative that the Bank attain cumulative profitability and profitability thereafter.

Your participation in community and civic activities will be expected.

Periodic examination and review by state and federal regulators is a given, and cooperative and friendly relationships with regulators should be maintained.

September 19, 2005

4.
Your initial base compensation will be $157,600 per annum, subject to standard federal and state withholding requirements. Compensation generally will be reviewed in the month of July each year hereafter.

5.
You will be eligible for an annual bonus, if any, as determined by the Board of Directors pursuant to any incentive compensation program as may be adopted from time to time by the Employer. Additionally, at such time as the Bank attains cumulative profitability, as determined by the Board of Directors, you will be eligible for an annual bonus in an amount equal to fifteen percent (15%) of your base salary. Notwithstanding the foregoing, you will only receive a bonus if the Bank has a CAMELS rating of 1 or 2 for the year in which the bonus will be paid and the overall financial condition of the Bank, including its asset quality, will not be adversely affected by payment of such bonus.

6.
You will be eligible to participate in any performance bonus plan designed to reward the executive officer group for the attainment of corporate goals as established by the Board from time to time in its sole discretion. Said goals and rewards, if any, will generally be derived from the strategic planning process and be subject to mutual agreement between you and the Board.

7.	The Bank encourages you to have an ownership interest in Seasons Bancshares, Inc. Accordingly, the Company will endeavor to identify for purchase shares of stock in Seasons Bancshares, Inc.

8.
As further encouragement to accumulate ownership in Seasons Bancshares, Inc., the Board will grant you an option to purchase 25,000 shares in Seasons Bancshares, Inc. pursuant to a stock option agreement which is subject to approval by the Board. This stock option agreement will be provided to you on the first day of employment or as soon as administratively feasible.

9.
You will be eligible to participate in the benefits offered to Executive Officers of the Employer including, but not limited to, insurance (life, health, and disability), the Bank’s 401-K plan, and incentive pay as established by the Board from time to time. From time to time, the Employer may review the benefits that it offers and these benefits may be changed or eliminated. Participation in health, life and disability plans will be immediate, subject to plan limitations.

10.
Change of Control. If your employment with the Bank is terminated without cause or for Good Reason (as defined below) within six (6) months following a Change of Control (as defined below), you shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to two (2) times your then current base salary to be paid in full on the last day of the month following the date of termination. If you terminate employment with the Bank within six (6) months following a Change of Control (as defined below) and provide thirty (30) days written notice to the Bank, you shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to the lesser of (a) two (2) times your then current base salary, or (b) your then current base salary through the remainder of the contract term, to be paid in full on the last day of the month following the date of termination. Your eligibility for such severance payment is contingent on your agreement to execute a general release in favor of the Bank and Seasons Bancshares, Inc. in a form agreeable to the Bank and your compliance with the terms of the non-disclosure and non-solicitation agreement attached hereto. In the event no party triggers the provisions of this Section 10 within the six month period, the provisions of this Agreement relating to severance and termination under # 15 shall control.

September 19, 2005

In no event shall the payment(s) described here exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to you in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or the Company or in the ownership of a substantial portion of the assets of the Bank or the Company (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by your “base amount” for the “base period,” as those terms are defined under Section 280G. In the event the Aggregate Severance is required to be reduced pursuant to this paragraph #10, you shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

“Change of Control” means any one of the following events: (a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote thirty-five percent (35%) or more of any class of voting securities of either the Bank or the Company, as the case may be; (b) within any twelve-month period beginning on or after the date of this Agreement (the “Beginning Date”), the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Beginning Date shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director; (c) a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

September 19, 2005

11.
The Bank will pay the cost of your participation in trade and civic groups approved by the Board and will reimburse you for reasonable expenses incurred in carrying out your responsibilities. The Bank, with approval of the Board, specifically agrees to reimburse you for: (i) reasonable and necessary business (including travel) expenses incurred by you in the performance of your duties; and (ii) the dues and business related expenditures, including initiation fees, associated with member ship in trade and civic associations and in a single “country club” in the Bank’s Trade Area and approved by the Board. Reimbursement for Board approved activities is conditioned on your submitting verification of the nature and amount of these expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

12.
You will not acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Employer, their business or prospects (financial or otherwise).

13.
The position you will have is a full-time position, and you will be expected to honor your responsibilities with your best efforts. However, the Employer is aware that you and your wife own, and that your wife is President of, Duffy Boats of Georgia, Inc. The business of that company is a distributorship of the Duffy line of electric boats.

14.
You will be entitled to four (4) weeks of vacation in 2006 and each calendar year thereafter, to be administered in accordance with bank policy. For 2005, you will be entitled to ten (10) days vacation, to be administered in accordance with bank policy.

15.
The term of this Agreement will be three (3) years. This agreement and your employment may be terminated prior to the expiration of the term due to: (a) death; (b) Disability, discussed in #16; (c) by the Employer for Cause, discussed in #17; (d) by you for Good Reason, discussed in #18; (e) by the Employer without cause; or (f) by you with thirty (30) days’ written notice.

At the time of termination of your employment, you immediately will resign also as a Director of the Bank and of the holding company, Seasons Bancshares, Inc.

In the event this Agreement expires or is terminated under #15 (a), (c) or (f), you will be entitled to receive only your base salary and any compensation earned by you through the date of termination.

In the event this Agreement is terminated under #15(d) or (e) in the first two years of the term, you will be eligible to receive six (6) months base salary and any bonus or incentive earned through the date of termination. In the event this Agreement is terminated under #15(d) or (e) in the last year of the term or in any extension of this Agreement, you will be eligible to receive three (3) months base salary and any bonus or incentive earned through the date of termination. Severance payable under this paragraph will be paid as salary continuation, less required withholdings and legal deductions; provided that the Bank may elect to pay such amount in a lump sum in its sole discretion. Your receipt of such severance payments is contingent on your agreement to execute a general release in favor of the Bank and the Company in a form agreeable to the Bank and your compliance with the terms of the non-disclosure and non-solicitation agreement attached hereto.

September 19, 2005

In the event you are separated following a Change of Control, regardless of whether that might also qualify as termination without cause or for Good Reason, you will not be eligible for severance payments under both this paragraph #15 and paragraph #10. Instead, if paragraph #10 is triggered, you will be limited to the severance payments as set forth in paragraph #10. During the six-month period following a Change of Control if paragraph #10 is not triggered and thereafter, the provisions of this Section 15 shall be effective.

16.
“Disability” will be defined as your inability to perform each of the material duties of your position for three (3) consecutive months, as certified by a physician chosen by the Bank and reasonably acceptable to you.

Should you become Disabled and the Bank has given you thirty (30) days prior written notice of its intent to terminate, you will be entitled to an amount equal to one-half of the sum of (i) your then current base salary; and (ii) the greater of (a) the annual bonus paid to you in the calendar year immediately preceding the year in which the effective date of termination occurs, or (b) the greater of the minimum or accrued annual bonus that would be paid to you in the year in which the effective date of termination occurs. In addition the Bank will pay you an amount necessary for you to pay premiums for COBRA continuation health insurance coverage for you and the members of your immediate family for six (6) months following the effective date of termination. This total amount will be paid to you as salary continuation payments over the six-month period following the effective date of termination and shall be reduced to the extent that you receive payments under the Bank’s long-term disability plan then in effect for the same time period.

17.
“Cause” is defined as: (a) a material breach of the terms of this Agreement by you, including, without limitation, failure to perform your duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to you; (b) conduct by you that amounts to fraud, dishonesty or willful misconduct in the performance of your duties and responsibilities; (c) arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude; (d) conduct that amounts to gross and willful insubordination or inattention to your duties and responsibilities; or (e) conduct that results in removal of you from your position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank. If terminated for Cause, you will be entitled to receive only your base salary and any compensation earned by you through the date of termination; you will not be eligible for any severance pay.

September 19, 2005

18.
“Good Reason” is defined as: (a) any non-payment of compensation or failure to provide benefits provided for in this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Bank and Company; or (b) a material adverse diminution in your powers, duties and responsibilities as set forth in this Agreement, including, but not limited to being a member of the Board of Directors of both the Bank and the Company, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Bank and Company. If you fail to provide the opportunity for the Employer to cure any alleged breach, you forfeit any severance pay upon your termination. It is understood and agreed that you will not have Good Reason to terminate this Agreement in the event that you are no longer employed by or a member of the Board of Directors of the Company because of a Change of Control provided that you continue to be employed by and remain a member of the Board of the Bank as set forth in this Agreement.

19.
The Bank will provide you with confidential and proprietary Bank information in connection with your employment. This offer is contingent upon your execution of the Non-Disclosure and Non-Solicitation Agreement regarding the protection of such information, which is attached hereto and incorporated herein by reference.

20.
All Bank information remains the property of the Bank and you will have no rights in or to the such information upon the termination of employment. Upon termination, you will return all bank property and materials, including confidential or proprietary Bank information, to the Board.

This offer is contingent upon satisfactory findings from background, credit, criminal, driving record, college degree records, employment checks, etc. As a proposed executive officer of a de novo institution, your credentials also must be reviewed in confidence by the State Department of Banking and Finance (Georgia), the FDIC, and the Federal Reserve Bank, and these regulators must communicate to Seasons Bank and Seasons Bancshares, Inc. that they have “no objection” before this offer of employment can be made final. In this connection, the Bank needs for you to provide it with a completed “Interagency Biographical and Financial Report Form” and other such releases as required authorizing background checks.

September 19, 2005

This offer will remain open for acceptance until 4 PM EST on Tuesday September 20, 2005.

We look forward to discussing the offer with you and answering the questions that you may have.

Sincerely,

Seasons Bank

/s/ Robert M. Thomas, Jr.
Robert M. Thomas, Jr.
Chairman

Accepted:

/s/ William L. Sutton	September 20, 2005
William L. Sutton	Date